Exhibit 23.1

CONSENT OF STONEFIELD JOSEPHSON, INC.,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to the 2006 Equity Incentive Plan (No. 333-135663), 2004 Stock Purchase Plan (No. 333-116405) and 1996 Stock Incentive Plan (No. 333-132603, 333-18601 and 333-114013), of HemaCare Corporation our report dated March 29, 2007, with respect to the consolidated financial statements of HemaCare Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

CERTIFIED PUBLIC ACCOUNTANTS

/s/ Stonefield Josephson, Inc.
Los Angeles, California
March 30, 2007